Exhibit 2.1
EXECUTION VERSION
SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
          This Second Amendment (this “Amendment”), dated as of August 8, 2010, is made and entered into by and among (i) Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Stockholder”), (ii) AP Carib Holdings, Ltd., an exempted company organized under the laws of the Cayman Islands with limited liability (“Parent”), (iii) Carib Acquisition, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Merger Sub”) and (iv) EVERTEC, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement (as defined below).
          WHEREAS, the Stockholder, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of 11:59 P.M., June 30, 2010 (the “Merger Agreement”), as amended by the Amendment to Agreement and Plan of Merger by and among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisition, Inc. and EVERTEC, Inc., dated August 5, 2010 (the “First Amendment”);
          WHEREAS, the Parties have finalized negotiation of certain Ancillary Agreements and therefore desire to amend the Merger Agreement to attach such forms of agreements and to refine the terms and conditions of the Merger Agreement relating to the completion of the other Ancillary Agreements;
          WHEREAS, Section 9.3 of the Merger Agreement provides, among other things, that the Merger Agreement may be amended only in a writing signed by Parent, Merger Sub, the Company and Stockholder (collectively, the “Parties”); and
          WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment;
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     A. Amendments to the Merger Agreement. The Merger Agreement is hereby amended as follows:
          1. Table of Contents. The list of Exhibits set forth in the Table of Contents of the Merger Agreement is hereby amended and restated by deleting the list of Exhibits and replacing the list with the list set forth in Exhibit A to this Amendment.
          Section 1.1 — Definitions. (a) Section 1.1 of the Merger Agreement is hereby amended by amending and restating the following definitions as set forth below:
          “Amended ATH Network Participation Agreement” means (i) the amended and restated ATH Network Participation Agreement to be entered into by BPPR and the Company at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(E)(1), except that such agreement shall be modified to incorporate the provisions of the Assignment/Change in

Control Rider mutatis mutandis (ii) the ATH Fee Schedule, substantially in the form attached hereto as Exhibit 1.1(a)(E)(2), and (iii) the New ATH Network Riders, substantially in the form attached hereto as Exhibit 1.1(a)(E)(3).
          “Amended EVERTEC Articles” means the amended and restated Certificate of Incorporation of the Company.
          “Amended EVERTEC By-laws” means the amended and restated By-laws of the Company.
          “Amended & Restated Centro Europa Building Lease” means the amended and restated lease with respect to the premises covered by the Centro Europa Building Lease, substantially in the form attached hereto as Exhibit 1.1(a)(I).
          “Amended & Restated Holdco Articles” means the amended and restated Certificate of Incorporation of Holdco, substantially in the form attached hereto as Exhibit 1.1(a)(N).
          “Amended & Restated Holdco By-Laws” means the amended and restated By-laws of Holdco substantially in the form attached hereto as Exhibit 1.1(a)(O).
          “Amended and Restated ISO Agreement” means (i) the amended and restated Independent Sales Organization Sponsorship and Services Agreement between BPPR and the Company to be entered into at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(L)(1), except that such agreement shall be modified to incorporate the provisions of the Assignment/Change in Control Rider mutatis mutandis, and (ii) the Merchant Application Approval Policy.
          “Amended & Restated Master Services Agreement” means (i) the Amended and Restated Master Services Agreement to be entered into among Stockholder, BPPR and the Company, substantially in the form attached hereto as Exhibit 1.1(a)(B), as such agreement may further be amended, extended, supplemented or renewed following the Closing, (ii) the New Service Addenda, (iii) the Amended & Restated MSA Service Addenda, (iv) the MSA Outsourcing Policies and Procedures, and (v) the MSA Exhibit B.
          “Amended and Restated TicketPop Service Agreement” means the amended and restated TicketPop Service Agreement between BPPR and the Company to be entered into at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(U), except that such agreement shall be modified to incorporate the provisions of the Assignment/Change in Control Rider mutatis mutandis.
          “Ancillary Agreements” means, collectively, the Stockholder Agreement, the Amended & Restated Holdco Articles, the Amended & Restated Holdco By-laws, the Amended & Restated Master Services Agreement, the New Service Addenda, the Amended & Restated MSA Service Addenda, the MSA Outsourcing Policies and Procedures, the IP Purchase and Sale

Agreement, the Transition Services Agreement, the Amended ATH Network Participation Agreement, the New ATH Network Riders, the ATH Fee Schedule, ATH Support Agreement, the Third Tres Monjitas Sublease Amendment, the Third Cupey Center Lease Amendment, the Amended & Restated Centro Europa Building Lease, the Amended and Restated TicketPop Service Agreement, the Amended and Restated ISO Agreement, the Merchant Application Approval Policy, the Third Party Master Beneficiary Escrow Service Agreement, and the Technology Agreement.
          “Assignment/Change in Control Rider” means the rider attached hereto as Exhibit 1.1(a)(X).
          “Collocation Services Addendum” means the Collocation Services Addendum to the Amended & Restated Master Services Agreement among Popular, BPPR, and the Company to be entered into at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(P)(1).
          “Disaster Recovery Services Addendum” means the Disaster Recovery Services Addendum to the Amended & Restated Master Services Agreement among Popular, BPPR, and the Company to be entered into at or prior to Closing, substantially in the form attached hereto as Exhibit 1.1(a)(P)(2).
          “Stockholder Agreement” means (i) the Stockholder Agreement among Holdco, the Stockholder, Parent, and the other stockholders of Holdco to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(H) and (ii) the Business Plan.
          “Technology Escrow Agent” means Iron Mountain Intellectual Property Management, Inc. or such other escrow agent as Parent and Stockholder mutually agree.
          “Transition Services Agreement” means the Transition Services Agreement between Stockholder and the Company to be entered into at or prior to the Closing, substantially in the form attached hereto as Exhibit 1.1(a)(D).
          (b) Section 1.1 of the Merger Agreement is hereby amended by inserting the following definitions in appropriate alphabetical order:
          “Amended & Restated Leases” means the Amended & Restated Centro Europa Building Lease, the Third Cupey Center Lease Amendment, and the Third Tres Monjitas Sublease Amendment.
          “Amended & Restated MSA Service Addenda” means (i) the Amended and Restated Service Addendum — Information Security Help Desk Service Addendum, (ii) the Amended and Restated Service Addendum — Hosting and Maintenance Services, (iii) the Amended and Restated Service Addendum — Anti-SPAM and Anti-Virus Management Services, (iv) the Amended and Restated Service Addendum — EZ Statement Service, (v) the Amended and Restated Service Addendum — ATM Driving and Card Management Services, and (vi) the Dedicated Resources Services Addendum.

          “Amended and Restated Service Addendum — Information Security Help Desk Service Addendum” means the Amended and Restated Information Security Help Desk Service Addendum among Stockholder, BPPR, Popular Mortgage, Popular Auto, Popular Securities, Popular Insurance and Popular Risk and the Company to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(M)(1).
          “Amended and Restated Service Addendum — Hosting and Maintenance Services” means the Amended and Restated Service Addendum — Hosting and Maintenance Services between Banco Popular North America and the Company to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(M)(2).
          “Amended and Restated Service Addendum — Anti-SPAM and Anti-Virus Management Services” means the Amended and Restated Service Addendum — Anti-SPAM and Anti-Virus Management Services between Banco Popular North America and the Company to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(M)(3).
          “Amended and Restated Service Addendum — EZ Statement Service” means the Amended and Restated Service Addendum — EZ Statement Service between BPPR and the Company to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(M)(4).
          “Amended and Restated Service Addendum — ATM Driving and Card Management Services” means the Amended and Restated Service Addendum — ATM Driving and Card Management Services between Banco Popular North America and the Company to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(M)(5).
          “ATH Fee Schedule” means Schedule F to the Amended ATH Network Participation Agreement, substantially in the form attached hereto as Exhibit 1.1(a)(E)(2).
          “ATH Support Agreement” means an agreement between the Company and Stockholder to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(W) , except that such agreement shall be modified to incorporate the provisions of the Assignment/Change in Control Rider mutatis mutandis.
          “Business Plan” means the business plan to be attached as Exhibit B to the Stockholder Agreement, substantially in the form attached hereto as Exhibit 1.1(a)(V).
          “Dedicated Resources Services Addendum” means the Dedicated Resources Services Addendum by and among Stockholder, BPPR, Popular Insurance, Popular Insurance, Inc., Popular Mortgage, Inc., Popular Auto, Inc. and the Company to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(M)(6).
          “Merchant Application Approval Policy” means the merchant application approval policy to be attached as Exhibit B to the Amended and Restated ISO Agreement, substantially in the form attached hereto as Exhibit 1.1(a)(L)(2).

          “Mobile Banking Service Rider” means a new service rider to the Amended ATH Network Participation Agreement providing for the development of a service that will allow users subscribing to the service to access their designated banking account information and perform certain banking transactions.
          “MSA Exhibit B” means Exhibit B to the Amended and Restated Master Services Agreement to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(S).
          “MSA Outsourcing Policies and Procedures” means the “Outsourcing Policy” to be attached as Schedule F to the Amended and Restated Master Services Agreement to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(T).
          “New ATH Network Riders” means (i) the new service riders to the Amended ATH Network Participation Agreement with respect to the following services: (A) ATM Terminal Driving Services; (B) NYCE POS Terminals; and (C) Mobile Phone ATM Airtime, in each case, substantially in the form attached hereto as Exhibit 1.1(a)(E)(3).
          “New Service Addenda” means (i) the Collocation Services Addendum, (ii) the Disaster Recovery Service Addendum and (iii) the Transition Assistance Addendum.
          “Technology Agreement” means the Technology Agreement between Stockholder and the Company to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(F)(2), except that such agreement shall be modified to incorporate the provisions of the Assignment/Change in Control Rider mutatis mutandis.
          “Third Cupey Center Lease Amendment” means the Third Amendment to the Master Lease Agreement, dated April 1, 2004, as amended by the First Amendment, dated January 1, 2006, and the Second Amendment, dated April 23, 2010, between BPPR and the Company to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(J).
          “Third Tres Monjitas Sublease Amendment” means the Third Amendment to the Sublease Agreement, dated April 1, 2004, as amended by the First Amendment, dated January 1, 2008, and the Second Amendment, dated February 9, 2010, between BPPR and the Company to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(K).
          “Third Party Master Beneficiary Escrow Services Agreement” means the Third Party Master Beneficiary Services Agreement(s) among Stockholder, the Company and the Technology Escrow Agent to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(F)(1), except that such agreement shall be modified to incorporate the provisions of the Assignment/Change in Control Rider mutatis mutandis, subject to the approval of the Technology Escrow Agent.
          “Transition Assistance Addendum” means the Transition Assistance Service Addendum to the Amended & Restated Master Services Agreement to be entered into at Closing, substantially in the form attached hereto as Exhibit 1.1(a)(P)(3).

          (c) Section 1.1 of the Merger Agreement is hereby amended by deleting the following definitions contained therein:
     (i) “ATH Network Support Agreement”,
     (ii) “Technology Escrow Agreement”,
     (iii) “Amended & Restated Cupey Center Lease”, and
     (iv) “Amended & Restated Tres Monjitas Lease”;
          2. Section 2.6. Closing Deliveries by Parent. Section 2.6(a) of the Merger Agreement is hereby amended and restated as set forth below:
          “(a) a duly executed counterpart of (or in the event that the terms of any Ancillary Agreement do not require an executed counterpart, a copy of) each of the Ancillary Agreements to which Parent is a party;”
          3. Section 2.7. Closing Deliveries by Stockholder. Sections 2.7(a), (f) and (g) of the Merger Agreement are hereby amended and restated as set forth below:
          “(a) a duly executed counterpart of (or in the event that the terms of any Ancillary Agreement do not require an executed counterpart, a copy of), or a duly adopted copy of, as the case may be, each of the Ancillary Agreements to which Stockholder or any of its Affiliates is a party;
          (f) [INTENTIONALLY OMITTED]; and
          (g) [INTENTIONALLY OMITTED];”
          4. Section 5.17 Certain Ancillary Agreement and Organizational Documents. Section 5.17 of the Merger Agreement is hereby amended and restated as follows:
“Section 5.17 Certain Ancillary Agreement and Organizational Documents. Prior to the Closing, each of Parent, Merger Sub, the Company and Stockholder shall promptly (a) negotiate in good faith and finalize the terms and conditions of the Amended EVERTEC Articles and Amended EVERTEC By-laws, in each case, on terms and conditions reasonably satisfactory to Parent and Stockholder, (b) negotiate in good faith and finalize the terms and conditions of the Mobile Banking Service Rider, which will have a duration that will commence upon completion of the development and testing of mobile banking service and be coterminous with the term of the Amended ATH Network Participation Agreement and contain such other terms and conditions reasonably satisfactory to Parent and Stockholder, (c) select and appoint the Technology Escrow Agent and (d) complete Schedule 1 to the Stockholder Agreement in a manner consistent with the issuance of capital stock contemplated by Section 2.8. In addition, the Parties agree and acknowledge that the services covered by the Services Agreement for Merchant and Electronic Payment Services to Government Entities entered into on June 30, 2010 is to be incorporated into the Amended and Restated ISO Agreement and therefore such Services

Agreement for Merchant and Electronic Payment Services to Government Entities shall be terminated prior to the Closing.”
          5. Section 5.18 ATH Network Participation Agreement. Section 5.18 of the Merger Agreement is hereby amended and restated as follows:
          “Section 5.18 Amended ATH Network Participation Agreement. From the date hereof until the Closing Date, if BPPR desires to (i) implement any “Development Project” (as such term is defined in the Amended ATH Network Participation Agreement), Stockholder shall cause BPPR to grant the Company a right of first refusal with respect to the Development Project (the notice periods and other terms relating to the trigger and exercise of the right of first refusal shall be the same as those set forth in Section 2.10 of the Amended ATH Network Participation Agreement) and (ii) modify, change, enhance or upgrade any service provided under the 2000 ATH Network Participation Agreement (or any rider thereto) or obtain a new Service (as such term is defined in the Amended ATH Network Participation Agreement), Stockholder shall cause BPPR to obtain any of the foregoing from the Company.”
          6. Section 5.19 Completion of Master Service Agreement and Service Addenda, Statements of Work and Related Documents. Section 5.19 of the Merger Agreement is hereby amended and restated as set forth below:
          “Section 5.19 [Intentionally Omitted]”.
          7. Section 8.1 Termination. Section 8.1 of the Merger Agreement is hereby amended by deleting Section 8.1(f).
          8. Exhibits. The Exhibits attached to the Merger Agreement are hereby amended as follows:
          (a) Each of the Exhibits to the Merger Agreement set forth in the following table are hereby deleted from the Merger Agreement and replaced with the Exhibit to this Agreement set forth opposite such Exhibit to the Merger Agreement in the corresponding row to such table:

Exhibit to Merger Agreement being	Replacement Exhibit from this
Deleted	Amendment.
Exhibit 1.1(a)(B) — Form of Amended and Restated Master Services Agreement.	Exhibit 1.1(a)(B) — Form of Amended and Restated Master Services Agreement.

Exhibit 1.1(a)(D) — Form of Transition Services Agreement	Exhibit 1.1(a)(D) — Form of Transition Services Agreement

Exhibit to Merger Agreement being	Replacement Exhibit from this
Deleted	Amendment.
Exhibit 1.1(a)(E) — Form of Amendment to the ATH Network Participation Agreement	Exhibit 1.1(a)(E)(1) — Form of Amended ATH Network Participation Agreement

Exhibit 1.1(a)(E)(2) — Form of ATH Fee Schedule

Exhibit 1.1(a)(E)(3) — Form of New ATH Network Riders

Exhibit 1.1(a)(F) — Technology Escrow Term Sheet	Exhibit 1.1(a)(F)(1) — Form of Third Party Master Beneficiary Escrow Services Agreement

Exhibit 1.1(a)(F)(2) — Form of Technology Agreement

          (b) The following Exhibits to this Agreement are hereby attached to the Merger Agreement and incorporated therein as additional exhibits:

New Exhibit to Merger Agreement	Exhibit from this Amendment.
Exhibit 1.1(a)(H) — Form of Stockholder Agreement	Exhibit 1.1(a)(H) — Form of Stockholder Agreement

Exhibit 1.1(a)(I) — Form of Amended & Restated Centro Europa Building Lease	Exhibit 1.1(a)(I) — Form of Amended & Restated Centro Europa Building Lease

Exhibit 1.1(a)(J) — Form of Third Cupey Center Lease Amendment	Exhibit 1.1(a)(J) — Form of Third Cupey Center Lease Amendment

Exhibit 1.1(a)(K) — Form of Third Tres Monjitas Sublease Amendment	Exhibit 1.1(a)(K) — Form of Third Tres Monjitas Sublease Amendment

Exhibit 1.1(a)(L)(1) — Form of Amended and Restated ISO Agreement	Exhibit 1.1(a)(L)(1) — Form of Amended and Restated ISO Agreement

Exhibit 1.1(a)(L)(2) — Form of Merchant Application Approval Policy	Exhibit 1.1(a)(L)(2) — Form of Merchant Application Approval Policy

Exhibit 1.1(a)(M)(1)-(6) — Form of Amended & Restated MSA Service Addenda	Exhibit 1.1(a)(M)(1)-(6) — Form of Amended & Restated MSA Service Addenda

Exhibit 1.1(a)(N) — Form of Holdco Certificate of Incorporation	Exhibit 1.1(a)(N) — Form of Holdco Certificate of Incorporation

Exhibit 1.1(a)(O) — Form of Holdco By-laws	Exhibit 1.1(a)(O) — Form of Holdco By-laws

Exhibit 1.1(a)(P)(1)-(3) — Form of New Service Addenda	Exhibit 1.1(a)(P)(1)-(3) -Form of New Service Addenda

Exhibit 1.1(S) — Form of MSA Exhibit B	Exhibit 1.1. (S) — Form of MSA Exhibit B

Exhibit 1.1(T) — Form of MSA Outsourcing Policies and Procedures	Exhibit 1.1(T) — Form of MSA Outsourcing Policies and Procedures

New Exhibit to Merger Agreement	Exhibit from this Amendment.
Exhibit 1.1(a)(U) — Form of Amended and Restated TicketPop Service Agreement	Exhibit 1.1(a)(U) — Form of Amended and Restated TicketPop Service Agreement

Exhibit 1.1(a)(V) — Form of Business Plan	Exhibit 1.1(a)(V) — Form of Business Plan

Exhibit 1.1(a)(W) — Form of ATH Support Agreement	Exhibit 1.1(a)(W) — Form of ATH Support Agreement

Exhibit 1.1(a)(X) — Form of Assignment/Change in Control Rider	Exhibit 1.1(a)(X) — Form of Assignment/Change in Control Rider
     B. Miscellaneous. This Amendment, the First Amendment and the Merger Agreement (including all Schedules and Exhibits to each of the foregoing) and the Ancillary Agreements (including all schedules and exhibits thereto), together, contain the entire understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement. Except as specifically amended hereby and by the First Amendment, the Merger Agreement, as amended hereby and by the First Amendment, shall remain in full force and effect. The terms and provisions of Article IX of the Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.
*      *      *      *      *

EXHIBITS TO THIS AMENDMENT

Exhibit A	-	Table of Contents
Exhibit 1.1(a)(B)	-	Form of Amended and Restated Master Services Agreement
Exhibit 1.1(a)(D)	-	Form of Transition Services Agreement
Exhibit 1.1(a)(E)(1)	-	Form of Amendment to the ATH Network Participation Agreement
Exhibit 1.1(a)(E)(2)	-	Form of ATH Fee Schedule
Exhibit 1.1(a)(E)(3)	-	Form of New ATH Network Riders
Exhibit 1.1(a)(F)(1)	-	Form of Third Party Master Beneficiary Escrow Services Agreement
Exhibit 1.1(a)(F)(2)	-	Form of Technology Agreement
Exhibit 1.1(a)(H)	-	Form of Stockholder Agreement
Exhibit 1.1(a)(I)	-	Form of Amended & Restated Centro Europa Building Lease
Exhibit 1.1(a)(J)	-	Form of Third Cupey Center Lease Amendment
Exhibit 1.1(a)(K)	-	Form of Third Tres Monjitas Sublease Amendment
Exhibit 1.1(a)(L)(1)	-	Form of Amended and Restated ISO Agreement
Exhibit 1.1(a)(L)(2)	-	Form of Merchant Application Approval Policy
Exhibit 1.1(a)(M)(1)-(6)	-	Form of Amended & Restated MSA Services Addenda
Exhibit 1.1(a)(N)	-	Form of Holdco Certificate of Incorporation
Exhibit 1.1(a)(O)	-	Form of Holdco By-laws
Exhibit 1.1(a)(P)(1)-(3)	-	Form of New Service Addenda
Exhibit 1.1(a)(S)	-	Form of MSA Exhibit B
Exhibit 1.1(a)(T)	-	Form of MSA Outsourcing Policies and Procedures
Exhibit 1.1(a)(U)	-	Form of Amended and Restated TicketPop Service Agreement
Exhibit 1.1(a)(V)	-	Form of Business Plan
Exhibit 1.1(a)(W)	-	Form of ATH Support Agreement
Exhibit 1.1(a)(X)	-	Form of Assignment/Change in Control Rider

          IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed as of the date first written above.

POPULAR, INC.
By:	/s/ Richard L. Carrión
	Name:	Richard L. Carrión
	Title:	Chairman of the Board and Chief Executive Officer

EVERTEC, INC.
By:	/s/ Richard L. Carrión
	Name:	Richard L. Carrión
	Title:	Chairman of the Board

AP CARIB HOLDINGS, LTD.,
By:	Apollo Management VII, L.P.,
its sole director

By:	AIF VII Management, LLC,
its general partner

By:	/s/ Marc Becker
	Name:	Marc Becker
	Title:	Vice President

CARIB ACQUISITION, INC.
By:	/s/ Marc Becker
	Name:	Marc Becker
	Title:	President

[Signature Page to Amendment to Merger Agreement]

Exhibit 1.1(a)(X)
FINAL FORM
MSA Assignment Riders
1.5	Assignment.
a)	Other than a Permitted Assignment pursuant to this Section 1.5, this Master Agreement may not be assigned by any party without the prior written consent of the other parties; provided, that any party may assign its rights, duties or obligations under this Master Agreement to its financing sources solely in connection with the granting of a security interest and the enforcement of all rights and remedies that the assigning party has against the other party under this Master Agreement.

b)	EVERTEC may assign any of its rights, duties or obligations to a direct or indirect wholly-owned Subsidiary of EVERTEC (an “Assignee Sub”) if (i) such Assignee Sub is identified by EVERTEC to Popular and BPPR at least 20 Business Days prior to the consummation of the proposed assignment; (ii) (A) such proposed assignment is legally required in order for EVERTEC to provide to Popular, BPPR or their respective Subsidiaries, in the country, state, territory or other jurisdiction (“Jurisdiction”) in which the Assignee Sub is organized, the specific services to be performed pursuant to the assignment of this Master Agreement, and only (x) to the extent of such legal requirement and (y) if EVERTEC provides a written opinion of qualified counsel that opines that such legal requirement is applicable and is based upon reasonable assumptions with respect to such legal requirement or (B) Popular has provided its prior written consent, such consent not to be unreasonably delayed, withheld or conditioned; (iii) such Assignee Sub will be Solvent immediately after and giving effect to such proposed assignment and Popular is reasonably satisfied with the terms and conditions of the proposed assignment; (iv) Popular is a third-party beneficiary to the assignment agreement, which is in form and substance that is reasonably satisfactory to Popular, and which provides that the Assignee Sub’s rights under the assignment agreement will be terminated if the Assignee Sub ceases to be a wholly-owned Subsidiary, directly or indirectly, of EVERTEC and (v) EVERTEC remains fully liable with respect to the performance of all its obligations under this Master Agreement and EVERTEC guarantees all of the obligations of EVERTEC to Popular assumed by Assignee Sub under this Master Agreement, which guarantee provides that, for the avoidance of doubt, after any termination of the proposed assignment, EVERTEC shall continue to be obligated with respect to any obligation undertaken by Assignee Sub prior to such termination.

c)	EVERTEC may assign all of its rights, duties or obligations (or those rights, duties and obligations arising after the effectiveness of the assignment) in a transaction with a third-party assignee (an “Asset Acquirer”) if (i) such Asset Acquirer is identified by EVERTEC to Popular and BPPR at least 30 Business Days prior to the consummation of the proposed assignment; (ii) such Asset Acquirer acquires (A) at least 90% of the consolidated gross assets (excluding cash) of EVERTEC and its Subsidiaries and (B) assumes at least 90% of the consolidated gross liabilities (excluding Indebtedness) of EVERTEC and its Subsidiaries (including the assignment and assumption of all commercial agreements between EVERTEC or any of its Subsidiaries, on the one hand, and Popular, BPPR or any of their respective Subsidiaries, on the other hand) through one legal entity; (iii) neither the Asset Acquirer nor any of its Affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50 million unless none of them has a physical presence in Puerto Rico that is used to conduct any such business; (iv) the Asset Acquirer will be Solvent immediately after and giving effect to such proposed assignment; and (v) EVERTEC reasonably believes that the Assets Acquirer, after completion of the proposed purchase and assumption transaction, will be capable of providing the Services at the level of service required under this Master Agreement.
d)	EVERTEC shall use its reasonable best efforts to cooperate with Popular and BPPR in evaluating whether any proposed assignment pursuant to this Section 1.5 would be in compliance with the requirements of the provisions contained in this Section 1.5, including the ability of Assignee Sub or Asset Acquirer, as applicable, to comply with the terms of this Master Agreement, including, in each case, by providing any non-confidential information regarding the purposes and plans in connection with such proposed assignment other than information that would create any potential liability under applicable Legal Requirements, violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.

e)	Popular or BPPR shall notify EVERTEC in writing within 15 Business Days following receipt of EVERTEC’s notice of the proposed assignment of any objection to any proposed assignment to an Asset Acquirer under Section 1.5(c) unless EVERTEC has failed to satisfy its obligations pursuant to Section 1.5(d) and Popular or BPPR asserts such failure prior to the expiration of the 15 Business Day objection period, in which case such 15 Business Day period shall be tolled until EVERTEC satisfies its obligations pursuant to Section 1.5(d). If BPPR or Popular fails to timely object to such proposed assignment (taking into account any tolling of the 15 Business day objection period), it shall be deemed to have consented to such proposed assignment.

f)	Notwithstanding anything contained herein, if Popular, BPPR or any of their respective Controlled Affiliates votes in favor of a transaction resulting in a proposed assignment and was not compelled to do so as part of a Dragged Asset Sale or other requirement of the Stockholder Agreement or any other Group Agreement with respect to securities issued by Holdco or EVERTEC or any successor or other entity that acquired substantially all the assets of Holdco or EVERTEC or any of their respective successors then it shall be deemed to have consented to the assignment.

g)	Any attempted or purported assignment in violation of this Section 1.5 hereof shall be null and void and the assignee’s rights assigned pursuant to any assignment made in compliance with this Section 1.5 will terminate in the event and to the extent of the termination of this Master Agreement.
1.31	Change of Control.

a)	Popular and BPPR shall have the right, subject to Section 1.31(c), to terminate this Master Agreement up to 30 days following the later of (i) the occurrence of an EVERTEC Change of Control or (ii) the date on which EVERTEC provides Popular and BPPR written notice that an EVERTEC Change of Control has occurred or is likely to occur (provided that if EVERTEC has not satisfied its obligations pursuant to Section 1.31(b) and that Popular or BPPR asserts such failure prior to the expiration of the 30 day period then such 30 day period shall be tolled until EVERTEC satisfies its obligations under Section 1.31(b)), unless (w) the Person or Group of Persons proposing to engage in such proposed EVERTEC Change of Control transaction (the “Control Acquirer”) is identified to Popular by EVERTEC at least 30 Business Days prior to such proposed EVERTEC Change of Control; (x) neither the Control Acquirer nor any of its Affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50 million unless none of them has a physical presence in Puerto Rico that is used to conduct any such business; (y) EVERTEC (or its successor, as applicable) will be Solvent immediately after and giving effect to such proposed EVERTEC Change of Control; and (z) EVERTEC (or its successor, as applicable), after the proposed EVERTEC Change of Control, will be capable of providing the Services at the level of service that is required under this Master Agreement; provided further that if Popular, BPPR or any of their respective Controlled Affiliates votes in favor of the transaction resulting in the EVERTEC Change of Control or Transfers (other than a Transfer in the context of a merger, business combination, reorganization, recapitalization or similar transaction) any equity securities in connection with the transaction resulting in the EVERTEC Change of Control and, in either case, was not compelled to do so as part of a Drag-Along Transaction, a Dragged Asset Sale or other requirement of the Stockholder Agreement or any other Group Agreement with respect to Holdco, EVERTEC or any successor or other entity holding substantially all the assets of EVERTEC and its Subsidiaries then such termination right shall not apply.

b)	EVERTEC shall use its reasonable best efforts to cooperate with Popular and BPPR in evaluating whether any proposed EVERTEC Change of Control would be in compliance with the requirements of this Section 1.31 including the ability of Assignee Sub or Asset Acquirer, as applicable, to comply with the terms of this Master Agreement, including, in each case, by providing any non-confidential information regarding the purposes and plans in connection with such proposed EVERTEC Change of Control other than information that would create any potential liability under Legal Requirements, violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.

c)	If EVERTEC provides at least 30 days written notice to Popular and BPPR prior to an EVERTEC Change of Control, BPPR and/or Popular shall notify EVERTEC in writing within 15 Business Days following receipt of EVERTEC’s notice of the proposed EVERTEC Change of Control of any objection to any proposed EVERTEC Change of Control satisfying the criteria set forth in clauses (w) through (z) of Section

1.31(a) unless EVERTEC has failed to satisfy its obligations pursuant to Section 1.31(b) and Popular or BPPR asserts such failure prior to the expiration of the 15 Business Day objection period, in which case such 15 Business Day objection period shall be tolled until EVERTEC satisfies its obligations pursuant to Section 1.31(b). If BPPR or Popular fails to timely object to such proposed assignment (taking into account any tolling of the 15 Business day objection period), it shall be deemed to have consented to such proposed EVERTEC Change of Control and waived its right of termination under Section 1.31(a).
Additional Definitions
“Apollo” means AP Carib Holdings, Ltd., an exempted company organized under the laws of the Cayman Islands.
“beneficially owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act, except that in calculating the beneficial ownership of any Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event. Notwithstanding the foregoing, no Person (the “Initial Person”) shall be deemed to beneficially own any securities beneficially owned by another Person who is not an Affiliate of such Initial Person (the “Other Person”) (disregarding solely for the purposes of determining securities beneficially owned by such Other Person, (i) application of this sentence to any securities that have been Transferred (other than in the form of a pledge, hypothecation or similar grant of a security interest only which shall not involve the grant of a proxy or other right with respect to the voting of such securities) to such Other Person in compliance with the Stockholder Agreement or other applicable Group Agreement and (ii) any Group Securities with respect to such Other Person), including without limitation, another Holder, in either case, that is not an Affiliate of such Initial Person.
“Common Shares” means the common stock of EVERTEC, par value $1.00 per share.
“EVERTEC Change of Control” means, with respect to EVERTEC, any:
     (i) merger, consolidation or other business combination of EVERTEC (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of EVERTEC’s consolidated business at that time) or any successor or other entity holding substantially all the assets of EVERTEC and its Subsidiaries that results in the stockholders of EVERTEC (or such Subsidiary or Subsidiaries) or any successor or other entity holding substantially all the assets of EVERTEC and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions, holding, directly or indirectly, less than 50% of the voting power of EVERTEC (or such Subsidiary or Subsidiaries) or any such successor, other entity or surviving entity, as applicable, immediately following the consummation of such transaction or series of related transactions; provided that this clause (i) shall not be deemed applicable to any merger, consolidation or other business combination, if, as a result of any such merger, consolidation or other business combination, no Person or Group of Persons that had not had “control” of EVERTEC immediately prior to such transaction, as such term is defined under the Bank Holding Company Act of 1956, shall have obtained such “control”;
     (ii) Transfer (other than in the form of a pledge, hypothecation or similar grant of a security interest only which shall not involve the grant of a proxy or other right with respect to the voting of such equity), in one or a series of related transactions, of equity representing 50% or more of the voting power of EVERTEC (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of EVERTEC’s consolidated business at that time) or any successor or other entity holding substantially all the assets of EVERTEC and its Subsidiaries to a Person or Group of Persons (other than an Transfer of such equity to [Apollo Global Management LLC]1, Popular, any Permitted Ultimate Parent, or their respective [Controlled]2 Affiliates);
     (iii) transaction in which a majority of the board of directors or equivalent governing body of EVERTEC immediately following or as a proximate cause of such transaction is comprised of persons who were not members of the board of directors or equivalent governing body of EVERTEC immediately prior to such transaction (or are not nominated by [Apollo Global Management LLC] 3, Popular, any Permitted Ultimate Parent or their respective [Controlled]4 Affiliates) except, (X) resulting from the compliance, at the time of an initial public offering of either Holdco or EVERTEC, with the listing requirements, listed company manual or similar rules or regulations of the securities exchange on which Holdco’s or EVERTEC’s, as the case may be, equity securities will be listed pursuant to such initial public offering, (Y) if a majority of the board of directors is not “independent” under the rules of the applicable securities exchange on the date following such initial public offering upon which Holdco or EVERTEC, as the case may be, first ceases to be a “Controlled Company” (or similar status) under the rules and regulations of such exchange, resulting from compliance with the rules and regulations of such exchange that first apply upon Holdco or EVERTEC, as the case may be, ceasing to be a “Controlled Company” (or similar status), or (Z) the loss of directors pursuant to Section 2 of the Stockholder Agreement (as in effect on the date hereof or as may be amended with the approval of Popular and BPPR) that does not result in another Person or Group of Persons having the right or ability to appoint a majority of the board of directors or equivalent governing body of Holdco or EVERTEC as a result of such transaction; provided that, for the avoidance of doubt, this clause (Z) shall only apply to the resignation and initial replacement of such directors and not to any

[1]	To be confirmed whether this is the Ultimate Parent Entity.

[2]	To be confirmed based on Apollo ownership structure.

[3]	To be confirmed whether this is the Ultimate Parent Entity.

[4]	To be confirmed based on Apollo ownership structure.

subsequent replacement of such directors (whether in connection with another transaction or otherwise); or
     (iv) sale or other disposition in one or a series of related transactions of all or substantially all of the assets of EVERTEC and its Subsidiaries to a Person who is not an Affiliate of EVERTEC.
“Encumbrances” means any direct or indirect encumbrances, lien, pledge, security interest, claim, charges, option, right of first refusal or offer, mortgage, deed of trust, easement, or any other restriction or third party right, including restrictions on the right to vote equity interests.
“Group Agreement” means any agreement governing the acquisition, holding, voting or disposition of securities of a Person; provided, that, so long as Apollo or a subsequent Permitted Controlling Holder is an Affiliate of the issuer of such securities, such Person is a party to such agreement.
“Group of Persons” means a group of Persons that would constitute a “group” as determined pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.
“Group Securities” means any securities beneficially owned by a Person solely as a result of the Stockholder Agreement or any other Group Agreement and, for the avoidance of doubt, which have not been Transferred to such Person or any of its [Controlled]5 Affiliates.
“Holdco” means Carib Holdings, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico.
“Holdco Common Shares” means the common stock of Holdco, par value $0.01 per share.
“Holders” means the holders of Holdco Common Shares who are parties to the Stockholder Agreement as set forth in Schedule I thereto, as the same may be amended or supplemented from time to time.
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, and (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments.
“Non-Controlled Public Entity“ means a Person which has equity securities listed on national stock exchange and which Person’s Affiliates do not beneficially own securities representing the majority of the voting power to elect the members of the board of directors or other governing body of such Person.
“Permitted Assignment” means a Permitted Subsidiary Assignment or a Permitted Third-Party Assignment.

[5]	To be confirmed based on Apollo ownership structure.

“Permitted Ultimate Parent” means with respect to a Permitted Controlling Holder, its Ultimate Parent Entity.
“Permitted Controlling Holder” means a Person that (i) beneficially owns equity securities representing a majority of the voting power to elect the Holdco Directors of EVERTEC or (ii) any successor or any other entity holding all or substantially all of the assets of EVERTEC and its Subsidiaries in a transaction or series of transactions, in each case, without contravening Section 1.5 or without Popular and BPPR validly exercising their termination right pursuant to Section 1.31 but such Person shall be a “Permitted Controlling Holder” only with respect to the applicable entity that issues such securities.
     “Permitted Subsidiary Assignment” means an assignment by EVERTEC of any of its rights, duties or obligations under this Master Agreement to an Assignee Sub in compliance with the provisions of Section 1.5.
     “Permitted Third-Party Assignment” means an assignment by EVERTEC of all its rights, duties or obligations under this Master Agreement to an Asset Acquirer in compliance with the provisions of Section 1.5.
“Solvent” with regard to any Person, means that (i) the sum of the assets of such Person, both at a fair valuation and at a present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) such Person has sufficient capital with which to conduct its business; and (iii) such Person has not incurred debts beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.
“SPV Affiliate” means with respect to any Person, any Affiliate of such Person, whose direct or indirect interest in the Common Shares constitutes more than 30% (by value) of the equity securities portfolio of such Affiliate.
“Stockholder Agreement” means the Stockholder Agreement among Carib Holdings, Inc. and the holders party thereto dated [•], 2010.
“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy laws, pledge, hypothecation or other Encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law). Notwithstanding anything to the contrary set forth in this Master Agreement, (i) each of (x) a Transfer of equity interests of Popular and (y) a Change of Control of Popular shall be deemed not to constitute a Transfer of any equity interest beneficially owned by Popular; (ii) each of (x) a Transfer of equity interests of [Apollo Global Management LLC]6 or any of its [Controlled]7 Affiliates that is not an SPV Affiliate, and (y) a Change of Control of [Apollo Global Management LLC]8 or any of its [Controlled]9 Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any equity interest beneficially owned by Apollo or such Affiliate, as applicable, and (iii) each of (x) a Transfer of equity interests of any Permitted Ultimate Parent or any of its [Controlled]10 Affiliates that is not an SPV Affiliate, and (y) a Change of Control of any Permitted Ultimate Parent or any of its [Controlled]11 Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any security beneficially owned by such Permitted Ultimate Parent Entity or such [Controlled]12 Affiliate, as applicable; provided that, for the avoidance of doubt, subject to clause (i) above, any Change of Control of an SPV Affiliate shall be deemed to constitute a Transfer of the Common Shares beneficially owned by such SPV Affiliate.
“Ultimate Parent Entity” means (i) with respect to Apollo, [Apollo Global Management LLC]13 and its successors, (ii) with respect to Popular, Popular and its successors and (iii) with respect to a Permitted Controlling Holder, (x) the Person which (A)(i) Controls such Permitted Controlling Holder or (ii) if no Person Controls such Permitted Controlling Holder, the beneficial owner of a majority of the voting power of such Permitted Controlling Holder and (B) is not itself Controlled by any other Person that is an Ultimate Parent Entity of such Permitted Controlling Holder or, (y) if no such Person exists, the Permitted Controlling Holder; provided that, with respect to determining an Ultimate Parent Entity (i) the control of any entity by a natural person shall be disregarded and (ii) the control of any Non-Controlled Public Entity by any Person shall be disregarded.

[6]	To be confirmed whether this is the Ultimate Parent Entity.

[7]	To be confirmed based on Apollo ownership structure.

[8]	To be confirmed whether this is the Ultimate Parent Entity.

[9]	To be confirmed based on Apollo ownership structure.

[10]	To be confirmed based on Apollo ownership structure.

[11]	To be confirmed based on Apollo ownership structure.

[12]	To be confirmed based on Apollo ownership structure.

[13]	To be confirmed whether this is the Ultimate Parent Entity.